Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF ALAN B. BUCKELEW AS NEW INDEPENDENT DIRECTOR

ALEXANDRIA, VA (July 12, 2011) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Alan B. Buckelew has been appointed to the Company’s Board of Directors, effective September 13, 2011.  Mr. Buckelew will serve as an independent director of the Company.

Mr. Buckelew is the Chief Executive Officer and President of Princess Cruises, Inc.  In addition to overseeing the brand and operations of Princess Cruises as CEO since 2007 and as President since 2004, Mr. Buckelew also served as Chief Operating Officer for Cunard Line from 2004 to 2007.  Prior to these roles, Mr. Buckelew served from 2000 to 2004 as Executive Vice President of Corporate Services for Princess Cruises, with responsibility for the Company’s strategic planning, marketing and yield management functions.

“I am pleased to welcome Alan to the AvalonBay Board of Directors,” said Bryce Blair, Chairman of the Board and CEO.  “Alan has significant experience as a chief executive in an industry that, like multifamily apartment communities, is capital intensive and consumer-driven.  We look forward to benefiting from his counsel and experience on a variety of matters, including strategic matters, customer segmentation and brand management.”

About AvalonBay Communities, Inc.

As of March 31, 2011, the Company owned or held a direct or indirect ownership interest in 187 apartment communities containing 55,027 apartment homes in ten states and the District of Columbia, of which 11 communities were under construction and nine communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information on AvalonBay, an S&P 500 listed Company, may be found on the Company’s website at http://www.avalonbay.com.